News Release

Investor Contact:

Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-342-5376
Gail.Ferrari@unisys.com



UNISYS REPORTS FOURTH-QUARTER 2006 FINANCIAL RESULTS
PRE-TAX INCOME INCREASES 81 PERCENT TO $49 MILLION AS COMPANY BENEFITS FROM ONGOING REPOSITIONING PROGRAM

BLUE BELL, Pa., January 24, 2007 - Unisys Corporation (NYSE: UIS) today reported fourth-quarter 2006 pre-tax income of $49.3 million as the company benefits from its ongoing repositioning program. Operating profit margins and earnings improved significantly in the quarter and service orders showed double-digit growth for the second consecutive quarter driven by strong demand for outsourcing.

Fourth-quarter 2006 pre-tax income of $49.3 million increased 81 percent from pre-tax income of $27.2 million for the fourth quarter of 2005. The company reported fourth-quarter 2006 net income of $21.3 million, or 6 cents per share. The results included pre-tax pension expense of $43.7 million. These results compared with a fourth-quarter 2005 net loss of $31.1 million, or 9 cents per share, which included pre-tax pension expense of $44.3 million.

Revenue for the fourth quarter of 2006 declined 1 percent to $1.55 billion from $1.57 billion in the year-ago quarter. Foreign currency exchange rates had an approximately three-point positive impact on revenue in the quarter.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"We closed a year of tremendous progress in 2006 with a solid, and profitable, fourth quarter," said Joseph W. McGrath, Unisys president and chief executive officer. "Our focus in 2006 was to drive our multi-year repositioning program, which is designed to significantly enhance our market focus, our cost competitiveness, and our profitability by 2008. We got off to a good start in this multi-year effort as the people of Unisys showed strong execution in implementing many different elements of the repositioning program.

"While we have made much progress, we have a great deal more work to do in the year ahead," McGrath said. "In 2007 we will focus on continuing to execute the repositioning program by investing to drive growth in our strategic programs, building out our global delivery model, and further reducing costs. As we do this, we look to further improve our profitability, particularly in the second half of 2007, as we advance toward our financial goal of an 8 to 10 percent operating profit margin excluding retirement-related expenses in 2008."

FOURTH-QUARTER CLIENT WINS
Major wins in the fourth quarter included:
* Unisys received a five-year outsourcing order with an estimated value of approximately $100 million from the Australian Department of Immigration and Multicultural Affairs for a range of IT services including desktop services and e-mail and intranet security;

* The U.S. Department of Justice, Asset Forfeiture Management Staff, awarded Unisys a blanket purchase agreement under which delivery orders may be issued for continued support of the department's Consolidated Asset Tracking System, which tracks and monitors assets that are seized and forfeited in the prosecution of criminals and criminal enterprises; the agreement could be worth approximately $112 million if the government orders services at anticipated levels for the full eight-year term;

* Unisys is part of a team led by IBM to provide outsourcing services under a seven-year contract with the Texas Department of Information Resources. Unisys will create a new data center for the project and will also provide transition and transformation services, day-to-day data center operations, advanced helpdesk and support services, and state-wide server maintenance;

* Business Objects, a leading provider of business intelligence solutions, awarded Unisys a significant, five-year contract to provide information technology outsourcing services including lifecycle desktop services and help desk;

* BSN Medical GmbH, an international provider of medical products, awarded Unisys a five-year contract with an estimated value of $35 million for outsourcing services, including desktop services and user help desk, supporting BSN Medical's 3,500 staff worldwide;

* The Belgian Federal Public Service (FPS) Finance, which is responsible for tax collection and processing throughout Belgium, awarded Unisys a six-year, approximately $34 million contract to create a next-generation tax collection, processing, and recovery system for use by FPS agencies; Unisys will provide a range of services including lifecycle application development for the new system.

COST-REDUCTION PROGRAM
The company gave the following update with regard to ongoing cost-reduction activities as part of its repositioning program:

* Unisys continues to target total headcount reductions of approximately 5,600 positions through its cost-reduction actions;

* Of the 5,600 total targeted reductions, Unisys completed approximately 4,900 reductions in 2006;

* The company said it expects to complete approximately 450 headcount reductions in the first quarter of 2007, with the remaining approximately 250 reductions expected to be completed during the second quarter of 2007; and

* Unisys estimates that the cost-reduction actions completed in 2006 will yield net annualized cost savings of approximately $280 million in 2007. Unisys expects the cost restructuring program overall to yield on a run-rate basis net annualized cost savings of more than $340 million by the second half of 2007.

FOURTH-QUARTER COMPANY RESULTS
The company reported a double-digit increase in services orders in the fourth quarter. Outsourcing orders showed substantial double-digit gains, partially offset by double-digit order declines in infrastructure services and core maintenance.

Revenue in the United States declined 5 percent in the quarter to $655 million. Revenue in international markets increased 2 percent in the quarter to $897 million.

The company's gross profit margin and operating profit margin in the fourth quarter of 2006 were 24.9 percent and 4.4 percent, respectively. These compared with gross and operating profit margins of 24.1 percent and 2.3 percent, respectively, in the fourth quarter of 2005.

FOURTH-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment increased slightly in the fourth quarter of 2006 compared with the year-ago period. The company reported high single-digit revenue growth in outsourcing and infrastructure services, which offset a slight revenue decline in systems integration and consulting and a high single-digit revenue decline in core maintenance. Gross profit margin in the services business improved to 16.9 percent from 13.6 percent a year ago, while the services operating margin improved to 1.2 percent compared with (2.0 percent) a year ago.

Customer revenue in the company's technology segment declined double digits versus the strong fourth quarter of 2005, but increased substantially from the third quarter of 2006. Gross profit margin in the technology business declined to 49.0 percent from 56.2 percent a year ago while operating margins declined to 13.7 percent from 16.7 percent a year ago.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $167 million of cash from operations in the fourth quarter compared with $260 million in the fourth quarter of 2005. The company used approximately $88 million of cash in the fourth quarter of 2006 for restructuring payments, compared to approximately $9 million of cash for restructuring payments in the fourth quarter of 2005.

Capital expenditures in the fourth quarter of 2006 were $58 million compared to $88 million in the year-ago quarter. After deducting for capital expenditures, Unisys generated $109 million of free cash in the quarter compared with $172 million in the fourth quarter of 2005. The company ended 2006 with $719 million of cash on hand.

On Dec. 31, 2006, the company adopted Statement of Financial Accounting Standards No. 158 (SFAS No. 158), new accounting guidance related to pension and other postretirement plans released by the Financial Accounting Standards Board in September 2006. SFAS No. 158 requires an employer to recognize in its statement of financial position the funded status of a benefit plan, measured as the difference between plan assets at fair value and the benefit obligation. The adoption of SFAS No. 158 reduced the company's assets by $1.1 billion, increased its liabilities by $0.3 billion and reduced stockholders' equity by $1.4 billion. The non-cash charge to equity has no effect on the company's net income, liquidity, cash flows, or financial ratio covenants in the company's credit agreements and public debt securities.

FULL-YEAR 2006 RESULTS
For the year ended Dec. 31, 2006, Unisys reported revenue of $5.76 billion, flat from revenue of $5.76 billion in 2005. Currency had an approximately one-percentage point positive impact on revenue in the year.

For the year ended Dec. 31, 2006, Unisys reported a net loss of $278.7 million, or 81 cents per share. These results included:

* total pre-tax charges of approximately $330 million for headcount reductions;

* a first-quarter 2006 pre-tax gain of $149.9 million on the sale of the company's shares in Nihon Unisys Limited;

* worldwide pre-tax pension expense of $135.5 million, net of a first-quarter 2006 pre-tax curtailment gain of $45 million related to changes in the company's U.S. defined benefit pension plans.

For the year ended Dec. 31, 2005, Unisys reported a net loss of $1.73 billion, or $5.09 per share. These results included:

* a non-cash charge of $1.57 billion for an increase in the company's deferred tax asset valuation allowance;

* a pre-tax charge of $10.7 million related to a cash tender for the company's 8 1/8 percent notes due 2006; and

* worldwide pre-tax pension expense of $181.1 million.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. EST to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging the Unisys 3D Visible Enterprise approach, we make visible the impact of their decisions-ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release concerning the company's cost reduction plan are subject to the risk that the company may not implement the planned headcount reductions as quickly as currently planned, which could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. Statements in this release regarding contract values are based upon various assumptions, which are subject to change, including the projected volume of products and services to be provided by Unisys, the ability to maintain current prices after completion of benchmarking studies and the continuation of the contracts for their full term, and, for contracts with governmental entities, the availability of appropriated funds. Accordingly, the contract values are not guaranteed. Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

###

RELEASE NO.: 0124/8749
http://www.unisys.com/about__unisys/news_a_events/01248749.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                            Three Months            Year
                         Ended December 31    Ended December 31
                         ------------------   ------------------
                           2006      2005       2006      2005
                         --------  --------   --------  --------
Revenue
  Services               $1,298.7  $1,270.8   $4,917.2  $4,788.5
  Technology                253.3     298.7      840.0     970.2
                         --------  --------   --------  --------
                          1,552.0   1,569.5    5,757.2   5,758.7
Costs and expenses
  Cost of revenue:
    Services              1,045.4   1,081.0    4,317.1   4,161.8
    Technology              120.5     110.8      430.5     435.5
                         --------  --------   --------  --------
                          1,165.9   1,191.8    4,747.6   4,597.3
  Selling, general and
    administrative          270.5     269.9    1,104.7   1,059.9
  Research and development   47.0      71.2      231.7     263.9
                         --------  --------   --------  --------
                          1,483.4   1,532.9    6,084.0   5,921.1
                         --------  --------   --------  --------
Operating income (loss)      68.6      36.6     (326.8)   (162.4)

Interest expense             19.3      19.8       77.2      64.7
Other income
 (expense), net               -        10.4      153.1      56.2
                         --------  --------   --------  --------
Income (loss) before
 income taxes                49.3      27.2     (250.9)   (170.9)
Provision (benefit) for
 income taxes                28.0      58.3       27.8   1,561.0
                         --------  --------   --------  --------
Net income (loss)           $21.3    ($31.1)   ($278.7)($1,731.9)
                         ========  ========   ========  ========
Earnings (loss) per share
Basic                      $  .06   ($  .09)   ($  .81) ($  5.09)
                         ========  ========   ========  ========
Diluted                    $  .06   ($  .09)   ($  .81) ($  5.09)
                         ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                   344,935   341,656    343,747   340,216
                         ========  ========   ========  ========
  Diluted                 345,627   341,656    343,747   340,216
                         ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2006
------------------
Customer revenue      $1,552.0              $1,298.7      $253.3
Intersegment                       ($78.0)       4.0        74.0
                      --------   --------   --------    --------
Total revenue         $1,552.0     ($78.0)  $1,302.7      $327.3
                      ========   ========   ========    ========

Gross profit percent     24.9%                 16.9%       49.0%
                      ========              ========    ========
Operating profit
  percent                 4.4%                  1.2%       13.7%
                      ========              ========    ========
Three Months Ended
December 31, 2005
------------------
Customer revenue      $1,569.5              $1,270.8      $298.7
Intersegment                       ($66.9)       4.5        62.4
                      --------   --------   --------    --------
Total revenue         $1,569.5     ($66.9)  $1,275.3      $361.1
                      ========   ========   ========    ========

Gross profit percent     24.1%                 13.6%       56.2%
                      ========              ========    ========
Operating profit
  (loss) percent          2.3%                 (2.0%)      16.7%
                      ========              ========    ========

Year Ended
December 31, 2006
------------------
Customer revenue      $5,757.2              $4,917.2      $840.0
Intersegment                      ($250.3)      14.8       235.5
                      --------   --------   --------    --------
Total revenue         $5,757.2    ($250.3)  $4,932.0    $1,075.5
                      ========   ========   ========    ========

Gross profit percent     17.5%                 15.1%       44.2%
                      ========              ========    ========
Operating profit
  (loss) percent         (5.7%)                (0.5%)       1.7%
                      ========              ========    ========
Year Ended
December 31, 2005
------------------
Customer revenue      $5,758.7              $4,788.5      $970.2
Intersegment                      ($259.6)      18.7       240.9
                      --------   --------   --------    --------
Total revenue         $5,758.7    ($259.6)  $4,807.2    $1,211.1
                      ========   ========   ========    ========

Gross profit percent     20.2%                 12.1%       48.4%
                      ========              ========    ========
Operating profit
  (loss) percent         (2.8%)                (4.3%)       4.2%
                      ========              ========    ========

* 2006 results exclude cost reductions actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                        December 31, December 31,
                                           2006         2005
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $719.3       $642.5
 Accounts and notes receivable, net        1,164.6      1,111.5
 Inventories
   Parts and finished equipment               95.0        103.4
   Work in process and materials              81.2         90.7
 Deferred income taxes                        36.5         68.2
 Prepaid expense and other
   current assets                            148.3        137.0
                                        ----------   ----------
 Total                                     2,244.9      2,153.3
                                        ----------   ----------
Properties                                 1,233.4      1,320.8
 Less accumulated depreciation
   and amortization                          892.1        934.4
                                        ----------   ----------
 Properties, net                             341.3        386.4
                                        ----------   ----------
Outsourcing assets, net                      401.1        416.0
Marketable software, net                     304.3        327.6
Investments at equity                           .1        207.8
Prepaid postretirement assets                250.1         66.1
Deferred income taxes                        211.0        138.4
Goodwill                                     193.9        192.0
Other long-term assets                       117.3        141.3
                                        ----------   ----------
 Total                                    $4,064.0     $4,028.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                                $1.2        $18.1
 Current maturities of long-term debt          0.5         58.8
 Accounts payable                            460.9        444.6
 Other accrued liabilities                 1,518.1      1,293.3
                                        ----------   ----------
 Total                                     1,980.7      1,814.8
                                        ----------   ----------
Long-term debt                             1,049.1      1,049.0
Long-term postretirement liabilities         667.7        652.3
Other long-term liabilities                  463.1        545.4
Stockholders' equity (deficit)
 Common stock                                  3.5          3.4
 Accumulated deficit                      (2,386.8)    (2,108.1)
 Other capital                             3,945.1      3,917.0
 Accumulated other comprehensive loss     (1,658.4)    (1,844.9)
                                        ----------   ----------
 Stockholders' deficit                       (96.6)       (32.6)
                                        ----------   ----------
 Total                                    $4,064.0     $4,028.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)
                                                Year Ended
                                                December 31
                                            -------------------
                                              2006       2005
                                            -------     -------
Cash flows from operating activities
Net loss                                    ($278.7)  ($1,731.9)
Add (deduct) items to reconcile
 net loss to net cash provided
 by operating activities:
Equity loss (income)                            4.5        (9.2)
Employee stock compensation expense             6.7          .6
Depreciation and amortization
 of properties                                120.5       120.7
Depreciation and amortization of
 outsourcing assets                           135.1       128.8
Amortization of marketable software           132.9       124.7
Gain on sale of NUL shares
 and other assets                            (153.2)      (15.8)
Loss on the tender of debt                                 10.7
(Increase) decrease in deferred
 income taxes, net                            (87.0)    1,491.2
Decrease in receivables, net                   14.2        34.8
Decrease in inventories                        19.4        20.9
Increase (decrease) in accounts payable
 and other accrued liabilities                 94.7       (61.4)
(Decrease) increase in other liabilities      (68.8)      149.4
Decrease (increase) in other assets            52.8       (34.3)
Other                                          35.6        52.8
                                            -------     -------
Net cash provided by operating
  activities                                   28.7       282.0
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  7,522.0     7,726.2
 Purchases of investments                  (7,535.9)   (7,709.6)
 Investment in marketable software           (105.4)     (125.7)
 Capital additions of properties              (70.1)     (112.0)
 Capital additions of outsourcing assets      (81.0)     (143.8)
 Purchases of businesses                       (1.1)       (1.5)
 Proceeds from sale of NUL shares
  and other assets                            380.6        23.4
                                            -------     -------
Net cash provided by (used for)
  investing activities                        109.1      (343.0)
                                            -------     -------
Cash flows from financing activities
 Net (reduction in) proceeds from
  short-term borrowings                       (17.0)       17.2
 Proceeds from employee stock plans             1.6        12.8
 Payments of long-term debt                   (57.9)     (509.1)
 Proceeds from issuance of long-term debt                 541.5
 Financing fees                                (4.6)
                                            -------     -------

Net cash (used for) provided by
  financing activities                        (77.9)       62.4
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          16.9       (19.4)
                                            -------     -------
Increase (decrease) in cash
  and cash equivalents                         76.8       (18.0)
Cash and cash equivalents, beginning of
 period                                       642.5       660.5
                                            -------     -------
Cash and cash equivalents, end of period     $719.3      $642.5
                                            =======     =======